                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the Registrant [X]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:

     [ ] Preliminary Proxy Statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [X] Definitive Proxy Statement

     [ ] Definitive Additional Materials

     [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                            EMC INSURANCE GROUP INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, schedule or registration statement no.:

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     (3) Filing party:

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     (4) Date filed:

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

                      EMC Insurance Group Inc. Letterhead

                                 April 19, 2000

Dear Stockholder:

      I am pleased to extend to you my personal invitation to attend the 2000 Annual Meeting of Stockholders of EMC Insurance Group Inc. on May 25, 2000, at 10:00 a.m., at the offices of Employers Mutual Casualty Company, at 700 Walnut Street, Des Moines, Iowa 50309.

      The accompanying Notice of Annual Meeting and Proxy Statement contains a description of the formal business to be acted upon by the stockholders. At the meeting, I intend to discuss the Company's 1999 performance and its plans for 2000. Certain members of the Company's Board of Directors and Officers of the Company, as well as representatives of KPMG LLP, the Company's independent certified public accountants, will be available to answer questions you may have.

      While I am looking forward to seeing you at the meeting, it is very important that those of you who cannot personally attend assure that your shares are represented. I urge you, therefore, to sign and date the enclosed form of proxy and return it promptly in the accompanying envelope. If you attend the meeting, you may, if you wish, withdraw any proxy previously given and vote your shares in person.
                                         Sincerely,

                                         Bruce G. Kelley
                                         Bruce G. Kelley

                                         President, Treasurer and CEO

                            EMC INSURANCE GROUP INC.

                                   NOTICE OF
                      2000 ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 25, 2000

TO THE STOCKHOLDERS OF EMC INSURANCE GROUP INC.:

     Notice is hereby given that the Annual Meeting of Stockholders of EMC Insurance Group Inc. (the "Company"), an Iowa corporation, will be held on Thursday, May 25, 2000 at 10:00 a.m. local time, at Employers Mutual Casualty Company's office, 700 Walnut Street, Des Moines, Iowa for the following purposes:

     1. To elect a Board of Directors;

     2. To ratify the appointment of KPMG LLP as the Company's independent certified public accountants for the current fiscal year; and

     3. To transact such other business as may come before the meeting or any adjournment thereof.

     Each share of the Company's common stock will be entitled to one vote upon all matters described above. Stockholders of record at the close of business on April 3, 2000 will be entitled to notice of and to vote at the meeting. The stock transfer books of the Company will not be closed.

     April 19, 2000

                                      BY ORDER OF THE BOARD OF DIRECTORS

                                      DONALD D. KLEMME, Secretary

PLEASE VOTE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY. AN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES, IS ENCLOSED FOR YOUR CONVENIENCE.

                            EMC INSURANCE GROUP INC.
                              717 MULBERRY STREET
                             DES MOINES, IOWA 50309

                                PROXY STATEMENT
                      2000 ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 25, 2000

                              GENERAL INFORMATION

     This proxy statement is furnished in connection with the solicitation by the Board of Directors of EMC Insurance Group Inc. (the "Company") of proxies from the holders of the Company's $1.00 par value common stock (the "Common Stock") for use at the 2000 Annual Meeting of Stockholders to be held on May 25, 2000, and at any adjournment thereof (the "Annual Meeting").

     The Company's 1999 Annual Report to Stockholders was sent to the Company's stockholders on or about April 6, 2000. This proxy statement, along with the accompanying form of proxy, was sent to the Company's stockholders on or about April 19, 2000.

     The accompanying proxy may be revoked by the person giving it at any time before it is voted; such revocation may be accomplished by a letter, or by a properly signed proxy bearing a later date, filed with the Secretary of the Company prior to the Annual Meeting. If the person giving the proxy is present at the meeting and wishes to vote in person, he or she may withdraw his or her proxy at that time.

     The Company has borne all costs of solicitation of proxies. In addition to solicitation by mail, there may be incidental personal solicitations made by directors and officers of the Company, its parent, Employers Mutual Casualty Company ("Employers Mutual") and their subsidiaries. The cost of solicitation, including payments to nominees who at the request of the Company mail such material to their customers, will be borne by the Company.

                               VOTING SECURITIES

     All stockholders of record of the Common Stock at the close of business on April 3, 2000 are entitled to notice of and to vote at the Annual Meeting. At the close of business on April 3, 2000, there were 11,286,459 shares of outstanding Common Stock, each entitled to one vote per share on all matters to be voted upon at the Annual Meeting. The Company's stockholders do not have cumulative voting rights. Shares of Common Stock of the Company present in person or represented by proxy at the Annual Meeting will be tabulated for determination of whether or not a quorum is present. A quorum will be present if a majority of the outstanding shares entitled to vote is represented at the Annual Meeting. If a quorum exists, directors will be elected by a majority of the votes cast by the shares entitled to vote in the election and action on other matters, including appointment of auditors, will be approved if the votes cast favoring the action exceed the votes cast opposing the action. Votes withheld for any director, abstentions and broker non-votes will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but will not be counted as votes cast with respect to any matter submitted to the shareholders for a vote and will not affect the outcome of any matter.

                             ELECTION OF DIRECTORS

NOMINEES

     At the Annual Meeting, the stockholders will elect a board of seven directors to serve for terms extending until the 2001 Annual Meeting and until their respective successors are duly elected and qualified. Proxies in the accompanying form which are received by management of the Company in response to this solicitation will, unless contrary instructions are given therein, be voted in favor of the seven nominees for director listed in the table below. The Board of Directors of the Company has no reason to believe that any of such nominees may not be available to serve or will not serve as a director if elected; however, if any nominee is not so available at the time of the election, the proxies may be voted in the discretion of the persons named therein for the election of a substitute nominee.

     The table below contains certain information with respect to the Board of Directors' nominees for election as directors.

                                                     DIRECTOR                  POSITION WITH
                   NAME                       AGE     SINCE                     THE COMPANY
                   ----                       ---    --------                  -------------
George C. Carpenter III...................    72       1981      Director
Elwin H. Creese...........................    68       1994      Director
David J. Fisher...........................    63       1985      Director
Bruce G. Kelley...........................    46       1991      President, Treasurer, Chief Executive
                                                                 Officer and Director
George W. Kochheiser......................    74       1974      Chairman of the Board
Raymond A. Michel.........................    74       1981      Director
Fredrick A. Schiek........................    65       1994      Executive Vice President, Chief Operating
                                                                 Officer and Director

     George C. Carpenter III was Executive Director of Iowa Public Television from November 1985 until his retirement in 1993. Prior to that he served as Vice President of Palmer Communications and as Vice President and General Manager of WHO Broadcasting Company, a division of Palmer Communications. He was employed by WHO Broadcasting Company for 20 years.

     Elwin H. Creese was Senior Vice President and Treasurer of the Company and of Employers Mutual from 1993 until his retirement on April 1, 1996. He was Vice President and Treasurer of the Company and of Employers Mutual from 1985 until 1993. Mr. Creese was employed by Employers Mutual from 1984 to 1996.

     David J. Fisher has been Chairman of the Board and President of Onthank Company, a Des Moines based wholesale distributor of floor, window and wall covering products, since 1978 and has been employed by that firm since 1962. Mr. Fisher serves on the Iowa State Board of Regents and is a Director of Liberty Bank. He also serves as a member of the Federal Reserve Bank of Chicago's Advisory Council on Small Business.

     Bruce G. Kelley has been President and Chief Executive Officer of the Company and of Employers Mutual since 1992 and Treasurer of both organizations since 1996. He was President and Chief Operating Officer of the Company and of Employers Mutual from 1991 to 1992 and was Executive Vice President of both companies from 1989 to 1991. Mr. Kelley has been employed by Employers Mutual since 1985 and has been a director of that company since 1984.

     George W. Kochheiser has been Chairman of the Board since 1994, and was President and Chief Operating Officer of the Company and of Employers Mutual from 1982 until his retirement in 1991.

Mr. Kochheiser also serves as a director of Employers Mutual and was an employee of that company from 1949 to 1991.

     Raymond A. Michel is a member of the Board of Directors of Koss Construction Company, a highway and airport construction firm, and was its Chairman and Chief Executive Officer from 1972 until his retirement in 1989. He has been affiliated with that company in one capacity or another since 1955.

     Fredrick A. Schiek has been Executive Vice President and Chief Operating Officer of the Company and of Employers Mutual since 1992. He was Vice President of Employers Mutual from 1983 until 1992. Mr. Schiek has been employed by Employers Mutual since 1959.

INFORMATION ABOUT THE BOARD OF DIRECTORS AND ITS COMMITTEES

     During the year ended December 31, 1999, the Board of Directors of the Company held four regular meetings. In 1999, each member of the Board of Directors attended at least 75 percent of the aggregate of (i) the total number of meetings of the Board of Directors held and (ii) the total number of meetings held by all committees of the Board of Directors on which they served.

     The Board of Directors of the Company has four standing committees: the Executive Committee, the Audit Committee, the Investment Committee and the Inter-Company Committee. The Board of Directors of the Company does not have a nominating committee or a compensation committee. The functions of the nominating committee are carried out by the Board of Directors as a whole. The functions of the compensation committee are carried out by the Employers Mutual Board of Directors or one of its committees.

     The Executive Committee members are Bruce G. Kelley, Fredrick A. Schiek and George W. Kochheiser. The Executive Committee did not meet during the year ended December 31, 1999. This Committee has authority to exercise all of the authority of the Board of Directors when the Board of Directors is not in session, with the exception of certain actions which, under Iowa law and the Company's bylaws, require action by the Board of Directors; these include amending the Company's Articles of Incorporation, declaring dividends, adopting a plan of merger or consolidation of the Company, appointing or removing executive officers, designating candidates for election as directors or filling director vacancies, approving or recommending to the Company's stockholders a voluntary dissolution or revocation of its Charter, or amending the Company's bylaws.

     The members of the Audit Committee are George C. Carpenter III, David J. Fisher and Raymond A. Michel. The Audit Committee held two meetings in 1999. The Committee met with management and the independent auditors in connection with its review of matters relating to the Company's annual financial statements and the Company's system of internal accounting controls. The Committee met with the Company's independent auditors and internal auditors, with and without management present, to discuss appropriate matters.

     The Investment Committee members are Bruce G. Kelley, Elwin H. Creese and George W. Kochheiser. The Committee has the authority to monitor the investments of the Company and to make decisions on the appropriateness of the types of securities held and the amount of Company funds to be allocated to each. The Investment Committee held one meeting during 1999.

     There is an Inter-Company Committee which was established by mutual agreement of the Boards of Directors of the Company and Employers Mutual. The three members of the Audit Committee also serve as the members of the Inter-Company Committee. Employers Mutual is represented on the Inter-Company

Committee by three members of its Board of Directors. The primary responsibility of the Inter-Company Committee is to review all major transactions between the two entities. The Inter-Company Committee did not meet during 1999.

DIRECTORS' COMPENSATION

     In 1999, each member of the Company's Board of Directors who was not an officer or employee of the Company was entitled to $900 for each board meeting or committee meeting attended, plus expenses, and a $9,000 annual fee payable irrespective of attendance at meetings. If two or more committee meetings are held on one day, the maximum fee permitted is $900, except in the event of an Audit Committee meeting and an Inter-Company Committee meeting being held on the same day in which case two meeting fees are paid. Also, when a committee meeting is held on the same day as a board meeting, the maximum fee paid is $900. Non-employee directors of the Company are also eligible to participate in Employers Mutual's Non-Employee Director Stock Purchase Plan. Under this plan, directors are granted an option to purchase Common Stock in an amount up to 100 percent of their annual fee at an option price equal to 75 percent of the fair market value of the Common Stock on the option exercise date. During 1999, four of the Company's directors participated in the plan and exercised options for 702, 1,000, 1,973 and 1,208 shares of Common Stock at fair market prices of $9.50, $11.19, $11.00 and $9.94, respectively.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth certain information regarding those persons known to the Company who own beneficially more than five (5) percent of the Company's Common Stock:

                                                                       AMOUNT AND NATURE
TITLE OF                         NAME AND ADDRESS                        OF BENEFICIAL         PERCENT
 CLASS                          OF BENEFICIAL OWNER                        OWNERSHIP           OF CLASS
--------                        -------------------                    -----------------       --------
Common        Employers Mutual Casualty Company......................    8,296,757(1)           73.5%
              717 Mulberry Street
              Des Moines, Iowa 50309
Common        Dimensional Fund Advisors Inc..........................      593,200(2)            5.3%
              1299 Ocean Avenue
              Santa Monica, California 90401

---------------
(1) On April 3, 2000, Employers Mutual owned 8,296,757 shares of the outstanding Common Stock of the Company. Employers Mutual intends to retain ownership of a majority of the Company's Common Stock at all times in the future. This majority stock ownership will give Employers Mutual the right to determine whether or not all of the proposals presented at the Annual Meeting are carried and will give it the right to elect all of the directors of the Company. The Company's operations are interrelated with the operations of Employers Mutual and are largely dependent upon a continuing relationship with Employers Mutual. The Company does not anticipate any disruptions in this relationship.

(2) The information shown is based upon a Schedule 13G, dated February 11, 2000, filed with the Securities and Exchange Commission by Dimensional Fund Advisors Inc., a registered investment advisor. Dimensional Fund Advisors Inc. reported sole voting power and sole disposition power with respect to all of the shares.

                        SECURITY OWNERSHIP OF MANAGEMENT

     The following information is furnished as to the Common Stock of the Company owned beneficially as of April 3, 2000, by each of the Company's directors and nominees and by each executive officer of the Company. The information concerning beneficial ownership has been furnished by the persons listed below or was determined by the Company from reports filed by such persons with the Securities and Exchange Commission regarding such ownership.

                                                                AMOUNT AND NATURE
                                                                  OF BENEFICIAL         PERCENT
                            NAME                                  OWNERSHIP(1)          OF CLASS
                            ----                                -----------------       --------
Margaret A. Ball............................................          16,648(2)             *
George C. Carpenter III.....................................           6,141                *
Elwin H. Creese.............................................          20,852                *
David J. Fisher.............................................           1,575                *
John D. Isenhart............................................          14,506(3)             *
Ronald W. Jean..............................................          13,323(4)             *
Bruce G. Kelley.............................................         179,411(5)           1.6%
George W. Kochheiser........................................          55,000                *
Raymond A. Michel...........................................           5,000                *
Fredrick A. Schiek..........................................          43,376(6)             *
All Directors and Executive Officers as a Group (15 persons,
  including those listed above).............................         432,948              3.8%

---------------
 *  Less than one percent

(1) All named holders of the Common Stock listed in this table have sole voting and investment power with respect to the shares held, except as stated otherwise below.

(2) Margaret A. Ball directly owns 5,648 shares of Common Stock and has presently exercisable options to purchase 11,000 shares, which shares are included in the table.

(3) John D. Isenhart directly owns 11,756 shares of Common Stock and has presently exercisable options to purchase 2,750 shares, which shares are included in the table.

(4) Ronald W. Jean directly owns 8,091 shares of Common Stock and has presently exercisable options to purchase 5,232 shares, which shares are included in the table.

(5) Bruce G. Kelley owns 80,370 shares of Common Stock directly and 24,241 shares indirectly. Of the 24,241 shares indirectly owned, 1,500 are owned by his spouse and 22,741 are owned by his children. In addition, he owns presently exercisable options to purchase 74,800 shares of Common Stock, which shares are included in the table.

(6) Fredrick A. Schiek directly owns 20,245 shares of Common Stock and has presently exercisable options to purchase 23,131 shares, which shares are included in the table.

                           COMPENSATION OF MANAGEMENT

     EMC Insurance Group Inc. has no employees of its own and, consequently, has no payroll, no employee benefit plans and no compensation committee of its Board of Directors. All compensation and all benefits reported in this proxy statement are established by the Employers Mutual Board of Directors or by one of its committees. Approximately 15 employees of Employers Mutual devote a portion of their time performing administrative duties for the Company.

     The Company's four property and casualty insurance subsidiaries (Dakota Fire Insurance Company, EMCASCO Insurance Company, Farm and City Insurance Company and Illinois EMCASCO Insurance Company) and two subsidiaries and an affiliate of Employers Mutual, are parties to reinsurance pooling agreements with Employers Mutual (collectively, the "Pooling Agreement"). The compensation of Employers Mutual's employees during 1999 was shared by the Company's property and casualty insurance subsidiaries in accordance with the terms of the Pooling Agreement. Likewise, the compensation of the employees of the Illinois EMCASCO Insurance Company were charged as an expense to the Pooling Agreement and as such were shared by all of the parties to the Pooling Agreement. The compensation paid to the employees of Employers Mutual who perform duties for EMC Reinsurance Company and EMC Underwriters, LLC is not allocated to the Pooling Agreement.

     The aggregate participation of the Company's property and casualty insurance subsidiaries in the Pooling Agreement during 1999 was 23.5 percent and this percentage represents the portion of the compensation expenses described below which were allocated to the Company during the year.

     The compensation of the executive officers of Employers Mutual is initially determined by a Senior Executive Compensation and Stock Option Committee composed of four members of its Board of Directors, with subsequent approval by its full Board of Directors.

     The following table sets forth information with respect to compensation paid by Employers Mutual to its Chief Executive Officer and the other four most highly compensated executive officers serving as such on December 31, 1999.

                           SUMMARY COMPENSATION TABLE

                                               ANNUAL COMPENSATION(1)
                                      -----------------------------------------    SECURITIES
                                                                   OTHER ANNUAL    UNDERLYING     ALL OTHER
             NAME AND                         SALARY     BONUS     COMPENSATION     OPTIONS      COMPENSATION
        PRINCIPAL POSITION            YEAR      ($)       ($)         ($)(2)         (#)(3)         ($)(4)
        ------------------            ----    ------     -----     ------------    ----------    ------------
Bruce G. Kelley...................    1999    379,863      --          --             --             5,724
President, Treasurer                  1998    355,011      --          --             --             3,914
& CEO                                 1997    338,096      --          --            10,000          3,914
Fredrick A. Schiek................    1999    252,935      --          --             --            11,614
Executive Vice                        1998    240,886      --          --             --             8,114
President & COO                       1997    219,157      --          --             --             8,114
John D. Isenhart..................    1999    164,539      --          --             1,000          7,822
Sr. Vice President                    1998    156,709      --          --             --             6,871
                                      1997    149,967      --          --             --             6,685
Ronald W. Jean....................    1999    160,307      --          --             1,000          5,934
Sr. Vice President                    1998    151,952      --          --             1,000          3,922
                                      1997    141,360      --          --             --             4,005
Margaret A. Ball..................    1999    148,999      --          --             1,000          7,216
Sr. Vice President                    1998    139,671      --          --             1,000          6,033
                                      1997    130,668      --          --             1,000          5,065

---------------
(1) Compensation deferred at election of executive includable in category and year earned.

(2) The total dollar value of perquisites and other personal benefits for the named executive officer was less than the reporting thresholds established by the Securities and Exchange Commission.

(3) All stock options granted were at option prices equal to the fair market value of the Common Stock on the date of grant, have a term of ten years and vest at a rate of 20 percent per year commencing in the second year of the term.

(4) The amounts shown for all other compensation include employer matching contributions to the Employers Mutual Casualty Company 401(k) Savings Plan (the "401(k) Plan") and excess group life insurance premiums. During 1999, contributions to the 401(k) Plan on behalf of each of Mr. Kelley, Mr. Schiek, Mr. Isenhart, Mr. Jean, and Mrs. Ball were $4,800, $4,800, $4,800, $4,800 and $4,545, respectively. Excess life insurance premiums paid during 1999 on behalf of Mr. Kelley, Mr. Schiek, Mr. Isenhart, Mr. Jean, and Mrs. Ball were $924, $6,814, $3,022, $1,134 and $2,671, respectively.

STOCK OPTIONS

     The following table sets forth details regarding stock options granted to the named executive officers during 1999. In addition, the table shows the hypothetical gain, or "option spread", that would exist for the respective options. The gains are based on assumed rates of annual compound stock appreciation of five and ten percent over the full term of the options. The stock option plans utilize the Common Stock of the Company, with the Company receiving the full fair market value at the date of exercise for all stock issued under the plans.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                             POTENTIAL REALIZABLE
                                                                                                VALUES BASED ON
                                             NUMBER                                            ASSUMED RATES OF
                                               OF        % OF                                     STOCK PRICE
                                             OPTIONS     TOTAL     EXERCISE                     APPRECIATION(2)
                                             GRANTED    OPTIONS     PRICE      EXPIRATION    ---------------------
                  NAME                       (#)(1)     GRANTED     ($/SH)        DATE       5% ($)       10% ($)
                  ----                       -------    -------    --------    ----------    -------      --------
Bruce G. Kelley..........................      --        --          --           --           --           --
Fredrick A. Schiek.......................      --        --          --           --           --           --
John D. Isenhart.........................      --        --          --           --           --           --
Ronald W. Jean...........................     1,000       1.4       12.69        2/1/09       7,980        20,022
Margaret A. Ball.........................     1,000       1.4       12.69        2/1/09       7,980        20,022

---------------

(1) All stock options granted were at option prices equal to the fair market value of the Common Stock on the date of grant, have a term of ten years and vest at a rate of 20 percent per year commencing in the second year of the term.

(2) The potential realizable values indicated are based on the assumption that the stock price appreciates at the annual rate shown from the date of grant until the expiration date. These numbers do not reflect the historical increase in the price of the stock and do not represent the Company's estimate of future appreciation in the stock price.

     The following table sets forth information with respect to the named executive officers concerning the exercise of stock options during 1999, the realized gains from those exercises, the number of unexercised options held as of December 31, 1999 and the amount of unrealized gains represented by them on that date.

              AGGREGATED OPTION EXERCISES IN THE LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                                                 VALUE OF
                                                                            NUMBER OF          UNEXERCISED
                                                                           UNEXERCISED         IN-THE-MONEY
                                                                           OPTIONS AT           OPTIONS AT
                                            SHARES           VALUE        YEAR END (#)         YEAR END ($)
                                           ACQUIRED         REALIZED      EXERCISABLE/         EXERCISABLE/
                 NAME                   ON EXERCISE(#)       ($)(1)       UNEXERCISABLE      UNEXERCISABLE(2)
                 ----                   --------------      --------      -------------      ----------------
Bruce G. Kelley.......................      --                --          85,600/10,400         26,535/--
Fredrick A. Schiek....................      20,245           61,358       15,831/ 7,300            381/--
John D. Isenhart......................       1,725            7,215        2,550/ 1,000             --/--
Ronald W. Jean........................       3,468           15,072        4,562/ 2,070             10/--
Margaret A. Ball......................       1,900            5,730       11,000/ 3,750          2,484/--

---------------
(1) Value realized is the fair market value on the date(s) of exercise less the exercise price(s).

(2) The value of unexercised options is calculated by subtracting the exercise price(s) from the fair market value of the stock at year-end. The year-end fair market value was $9.13.

RETIREMENT PLANS

     The following table reflects the estimated annual retirement benefit that will be available to the executives named in the Summary Compensation Table. It assumes that all retirement plans remain in effect as they are currently structured and a normal retirement age of 65. The assumed annual earnings shown have been computed to reflect a range adequate to cover the current salaries of the named executives with provision for reasonable increases in future compensation.

                                                             YEARS OF SERVICE AT NORMAL RETIREMENT DATE
                                                       -------------------------------------------------------
ASSUMED ANNUAL EARNINGS                                  15              20              25              30
-----------------------                                  --              --              --              --
      $150,000.....................................     40,974          54,632          68,290          81,948
       200,000.....................................     55,974          74,632          93,290         111,948
       250,000.....................................     70,974          94,632         118,290         141,948
       300,000.....................................     85,974         114,632         143,290         171,948
       350,000.....................................    100,974         134,632         168,290         201,948
       400,000.....................................    115,974         154,632         193,290         231,948
       450,000.....................................    130,974         174,632         218,290         261,948
       500,000.....................................    145,974         194,632         243,290         291,948
       550,000.....................................    160,974         214,632         268,290         321,948
       600,000.....................................    175,974         234,632         293,290         351,948
       650,000.....................................    190,974         254,632         318,290         381,948
                                                       -------         -------         -------         -------

     The Employers Mutual Casualty Company Retirement Plan (the "Pension Plan") is a cash balance form of defined benefit plan which covers all employees of Employers Mutual, its subsidiaries and the subsidiaries of the Company. Under the Pension Plan, each individual participant's retirement benefit is expressed as an account balance, similar to that of a defined contribution plan.

     The formula for determining the retirement benefit of participants is based on a combination of covered compensation and interest paid on a participant's accumulated account balance. Each year a participant's account is credited with;
1) a defined percentage of their covered compensation for the year and 2) interest on the prior year-end account balance at the rate established by the Pension Benefit Guaranty Corporation. The participant's account balance is "defined" annually based on these factors without regard to the actual investment performance of the Pension Plan's funds. In addition to the above, those employees employed prior to January 1, 1989, were eligible for a grandfathered benefit based on a traditional defined benefit formula. As of January 1, 2000, those employees hired before January 1, 1989, and who were 50 years old or older on January 1, 2000, will continue with the traditional defined benefit formula.

     Employers Mutual also sponsors a defined contribution plan, the 401(k) Plan. This plan is available to all employees of Employers Mutual and the subsidiary companies of it and of the Company. Under the 401(k) Plan, Employers Mutual matches 50 percent of the first six percent that an employee defers. With the exception of the highly compensated group, the employee participants can make tax qualified deferrals of up to 17 percent of their covered compensation to this plan.

     Employers Mutual also has two non-qualified supplemental retirement plans, the Excess Retirement Benefit Agreement and the Supplemental Executive Retirement Plan (the "SERP"), the purpose of which is to restore retirement benefits to those employees who are prevented from receiving full benefits from the Pension Plan because of their deferral of bonus income or the restrictions imposed on the amount of covered compensation that can be credited to, and the maximum benefits that can be received from, qualified pension plans. These plans are unfunded and any payments made to participants will be from the general accounts of the sponsoring companies.

     All of the individuals named in the Summary Compensation Table are participants in the Pension Plan, the 401(k) Plan and the SERP. For retirement benefit purposes, during 1999 the number of full years of service accrued and the compensation for Mr. Kelley, Mr. Schiek, Mr. Isenhart, Mr. Jean and Mrs. Ball were 14 and $381,943, 40 and $260,612, 36 and $167,561, 20 and $161,442 and
28 and $151,670, respectively. For 1999, pursuant to the requirements of the Internal Revenue Code, as amended, compensation crediting under the Pension Plan and the 401(k) Plan was limited to $160,000.

                         EXECUTIVE COMPENSATION REPORT

     The compensation of the executive officers of Employers Mutual is initially determined by the Senior Executive Compensation and Stock Option Committee (the "Committee") of the Board of Directors of Employers Mutual, with subsequent approval by its full Board of Directors.

COMPENSATION PHILOSOPHY

     The general intent of Employers Mutual is to provide an executive compensation structure that will allow for a level of compensation that is competitive within the insurance industry and, more particularly, with a peer group of companies within the property and casualty insurance industry. That peer group, some of which are included in the industry index used in the performance graph appearing later in this report, is comprised of companies which are similar in size, have comparable insurance products and which have been identified as the competition with respect to such things as the quality of the products and services provided, and which tend to compete in the same targeted markets as does Employers Mutual.

     It is also the intention of Employers Mutual to provide a level of compensation that will allow it to attract and retain highly qualified, motivated executives who will enhance the ability of Employers Mutual to continue its long history of steady growth and financial strength. Employers Mutual and its non-life insurance subsidiary companies collectively had assets that totaled $1,795,916,904 at year-end 1999 and had written premiums of $771,615,762 for the year.

EXECUTIVE COMPENSATION COMPONENTS

     The compensation of Employers Mutual executives is primarily through the use of three major components in its compensation structure. Each of those components is designed to achieve a particular result and to allow for measurement of individual and collective executive performance.

     The basic component of executive compensation is base salary. On an annual basis, the Committee reviews the salary of each individual executive officer, using as a guideline the average base pay of other industry and peer company executives with like positions, and with strong reliance upon the Chief Executive Officer's report on the overall performance and progress of each executive during the past year.

     The executives also have an annual incentive bonus program based upon the overall performance of Employers Mutual and its subsidiaries. The bonus program measures performance based on production increases compared to goal, the amount of increase in statutory surplus and the combined loss and expense ratio of Employers Mutual and its insurance subsidiaries compared to goal and to the industry. The Committee reviews the bonus program on an annual basis and makes changes to it if and when such changes are deemed to be appropriate.

     Employers Mutual has also made available a long-term incentive compensation opportunity for its senior executives through the use of incentive stock option grants. The Common Stock of the Company is utilized for those grants. Because of the Pooling Agreement that Employers Mutual has with two of its subsidiaries, an affiliate and four subsidiaries of the Company, the Committee believes that superior performance by the senior executives of Employers Mutual will have a significant impact on the performance of the Common Stock of the Company, thereby providing long-term appreciation in the value of the options held by the executives. The Committee has formal guidelines for granting stock options to eligible executives. Those guidelines provide for base option award ranges for executives based upon their level of authority and responsibility and also provide for the granting of discretionary option awards to executives based upon such factors as individual performance, attainment of agreed goals and objectives and other contributions to overall results.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

     For 1999, the Committee recommended that the base salary of Bruce G. Kelley, Chief Executive Officer, be increased to $381,324, an increase of 7.0 percent over the base salary paid him during 1998. The Committee arrived at that figure as an appropriate salary for the position based upon a salary range imputed from surveys of base salaries being paid to Chief Executive Officers of bonus paying insurance industry and peer group companies. The full Board of Directors of Employers Mutual approved that recommendation.

     The Executive Compensation Bonus Program is based upon a number of factors for Employers Mutual and its property and casualty insurance subsidiaries, as described above. Mr. Kelley and the other executives earned no bonus for 1999.

     The members of the Senior Executive Compensation and Stock Option Committee of Employers Mutual are as follows:

                                          Blaine A. Briggs
                                          Richard W. Booth
                                          Lanning Macfarland, Jr.
                                          Philip T. Van Ekeren

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. Philip T. Van Ekeren was an officer of Employers Mutual and the Company prior to his retirement on June 1, 1996. There were no Compensation Committee interlocks involving the members of Employers Mutual's Senior Executive Compensation and Stock Option Committee.

STOCK PERFORMANCE GRAPH

     The following graph compares the cumulative total stockholder return on the Company's Common Stock to the NASDAQ Total Return Index for U.S. companies and a published Industry Index, which is the Media General Industry Group 432 over a five-year period beginning December 31, 1994 and ending December 31, 1999. The total stockholder return assumes $100.00 invested at the beginning of the period in the Company's Common Stock, the NASDAQ Market Index and the Industry Index. It also assumes reinvestment of all dividends for the period.

                   COMPARATIVE 5-YEAR CUMULATIVE TOTAL RETURN
              AMONG EMC INSURANCE GROUP INC., NASDAQ MARKET INDEX
                               AND INDUSTRY INDEX

                                    [GRAPH]

                                                 1994      1995      1996      1997      1998      1999
                                                 ----      ----      ----      ----      ----      ----
EMC INSURANCE GROUP INC. ...................    100.00    151.35    138.29    159.89    160.87    121.83
INDUSTRY INDEX .............................    100.00    144.66    169.84    247.11    260.36    289.50
NASDAQ MARKET INDEX ........................    100.00    129.71    161.18    197.16    278.08    490.46

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The operations of the Company are directly interrelated with the operations of Employers Mutual. Because of this operational relationship, there are a number of transactions between the two companies and their subsidiary companies that occur on an ongoing basis. For a discussion of those transactions, see the "Notes to Consolidated Financial Statements" in the Company's 1999 Annual Report to Stockholders.

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     KPMG LLP, independent certified public accountants, audited the accounts of the Company for the year ended December 31, 1999. The Board of Directors has selected KPMG LLP as auditors for 2000 and the stockholders are asked to ratify that selection. During 1999, in connection with its audit function, KPMG LLP provided services to the Company which included the examination of the annual consolidated financial statements, assistance with requirements of the Securities and Exchange Commission under the Securities Exchange Act of 1934 and consultation regarding various financial and accounting matters.

     A representative of KPMG LLP will be present at the Annual Meeting, and will be available to respond to appropriate questions.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THIS APPOINTMENT. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED IN THE ABSENCE OF DIRECTION TO THE COMPANY.

                                 OTHER MATTERS

     The Board of Directors knows of no matters other than those described above that may come before the Annual Meeting. As to other matters, if any, that properly may come before the Annual Meeting, the Board of Directors intends that proxies in the accompanying form will be voted in respect thereof in accordance with the judgment of the person or persons voting the proxies.

                 STOCKHOLDER PROPOSALS FOR 2001 ANNUAL MEETING

     Stockholder proposals for inclusion in the Company's Proxy Statement for the 2001 Annual Meeting of Stockholders must be received by the Company no later than December 20, 2000. The person submitting the proposal must have been a record or beneficial owner of the Company's Common Stock for at least one year, and the securities so held must have a market value of at least $2,000 and you must hold the securities on the date of the meeting. Any such proposal will be included in the Proxy Statement for the 2001 Annual Meeting if the rules of the Securities and Exchange Commission are satisfied with respect to the timing and form of such proposal, and if the content of such stockholder's proposal is determined by the Company to be appropriate under the rules promulgated by the Securities and Exchange Commission.

April 19, 2000

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          DONALD D. KLEMME, Secretary

================================================================================
                            EMC INSURANCE GROUP INC.
                             PROXY FOR COMMON STOCK
                  ANNUAL MEETING OF STOCKHOLDERS-MAY 25, 2000
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby appoints Bruce G. Kelley and George W. Kochheiser, or either of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of stock of EMC Insurance Group Inc. held of record by the undersigned on April 3, 2000 at the Annual Meeting of Stockholders to be held on May 25, 2000, or any adjournment thereof.

    1. ELECTION OF DIRECTORS    [ ] FOR all nominees listed below      [ ] WITHHOLD AUTHORITY
                                   (except as marked to the contrary      to vote for all nominees listed below
                                    below)

    George C. Carpenter III, Elwin H. Creese, David J. Fisher, Bruce G. Kelley, George W. Kochheiser, Raymond A. Michel, Fredrick A. Schiek

    (INSTRUCTION: To withhold authority to vote for any individual nominee, write that name on the space provided below.)

    ----------------------------------------------------------------------------
    2. PROPOSAL TO RATIFY THE APPOINTMENT OF KPMG LLP AS THE INDEPENDENT AUDITORS OF THE COMPANY.
          [ ] FOR              [ ] AGAINST          [ ] ABSTAIN
    3. OTHER BUSINESS in their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting, SPECIAL ACTION Discontinue Annual Report Mailing for this Account [ ].

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

                                   Please sign exactly as your name appears.
                                   When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                                   DATE:________________________________2000


                                   -----------------------------------------
                                   Signature


                                   -----------------------------------------
                                   Signature if held jointly


                                    ---------------------------------------
                                    PLEASE MARK, SIGN, DATE AND RETURN THE
                                    PROXY CARD PROMPTLY, USING THE ENCLOSED
                                    ENVELOPE.
                                    ---------------------------------------